EXCLUSIVE DISTRIBUTION CONTRACT

         Agreement made and entered in multiple parts on this 5th day of May, 2000 by and between Kinship Systems, Inc., a Utah Corporation of 22 East 100 South, 4th Floor, Salt Lake City, Utah 84111, (Kinship) with ProSource Software, a Proprietorship, of 2620 South 1100 East, Salt Lake City, Utah, 84106, (ProSource) in Salt Lake County, State of Utah. Whenever both Kinship and ProSource are collectively referred to in this Agreement, they may be designated as the "Parties."

                                    RECITALS

         WHEREAS, Kinship is a newly organized corporation engaged in the business of marketing various technology products and concepts;

         WHEREAS, ProSource is the developer of certain proprietary software with primary applications to accident avoidance analysis and accident reconstruction applications. The two specific software products subject to this Agreement being the Accident Avoidance Analysis software program "AAA" and the LARM 2 accident reconstruction software programs and materials;

         WHEREAS, ProSource is desirous of extending to Kinship an exclusive distribution agreement to the two subject software product packages, or such other products that may subsequently be negotiated between the Parties, within the states of Utah, Idaho, Nevada, Arizona and California for a two year period upon the terms and consideration set-out in this Agreement;

         WHEREAS, Kinship is willing to pay for such products on a discounted basis for the exclusive marketing rights and to use its best efforts to market the products in the subject geographic areas under the terms of this Agreement;

         NOW THEREFORE, the Parties mutually agree and covenant as follows:

                                   WITNESSETH

1.0 Consideration. This Agreement is fully and adequately supported by the consideration of the exclusive marketing rights granted by ProSource to Kinship, for the fees anticipated to be earned by ProSource from Kinship for the marketing of its products; and independently by the mutual covenants and promises contained herein.

2.0 Geographic Area. ProSource herewith assigns, conveys and grants to Kinship the exclusive marketing rights to the LARM 2 and the AAA software packages, consisting of software, manuals, promotional material, packaging and technical support, in the geographic areas of Utah, Idaho, Nevada, Arizona and California for two years from the date of this Agreement. ProSource agrees that it will not market or distribute these products, or any similar products, within the foregoing geographic area during this base term either directly or indirectly, or through anyone acting under its direction, authority or control. Should ProSource operate a Web site or other national marketing program or other site, it will refer to Kinship any product orders inquires or solicitations regarding the sale of the product within the foregoing geographical areas during the term of this Agreement.


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3.0 Terms and Term. Both parties agree that this Distribution Agreement shall be for a base period of two years, unless earlier terminated for a material breech of this Agreement. During the term of this Agreement, Kinship shall be entitled to purchase the product at a 20% discount from the prevailing market price charged by ProSource for identical product. ProSource will advice Kinship on a monthly, or more frequent basis as it shall be determined appropriate, of the prevailing market price charged by ProSource for the LARM 2 and AAA software systems. Upon receiving notice of any change in pricing structure, Kinship agrees to pay the modified price based upon the 20% discount for all orders placed after the date of notice.

4.0 Renewal Option. It is agreed and understood between Kinship and ProSource that after the base term of two years the parties shall mutually cooperate in good faith to attempt to renegotiate a continuation of this marketing agreement upon terms to be negotiated. However, neither parties shall have any obligation to continue such agreement if such arrangements cannot be negotiated. Both parties agree to commence negotiations for continuation not later than 60 days prior to the completion of the initial term of this Agreement.

5.0 Best Efforts Basis. Kinship agrees to use its best efforts to promote, distribute and market the ProSource software through various distribution channels during the term of this Agreement; to include: direct mail, e-mail campaigns, trade print advertising and Web site sales as such Web site shall subsequently be established. Provided, however, this is a best efforts performance only contract on the part of Kinship and Kinship makes no warranty or representation as to its ability to market such products in a commercially successful manner, nor are there any minimum performance sales obligations under the terms of this Agreement.

6.0 Technology Updates. ProSource agrees that it will supply all updated software technology for the two software products, the LARM 2 and AAA systems, as such innovations, improvements or updates to the existing software packages are available to ProSource including upgraded software, manuals, advertising, packaging and promotional materials and any successor products and promotions.

7.0 Advertising and Payment. ProSource may, at its election, determine to directly advertise in the exclusive marketing area where the product may be sold under the terms of this Agreement by Kinship, but in no event will Kinship be responsible for paying any portion or pro rata portion of any general advertising, marketing or other distribution costs of ProSource. All product will be paid for and made available F.O.B. at the ProSource principal place of business at 2620 South 1100 East, Salt Lake City, Utah 84106, unless otherwise agreed to by the Parties in writing.

8.0 Production Commitments and Contingencies. ProSource agrees that it has the basis and ability to produce sufficient software packages for the products to be marketed by Kinship in the relevant geographical areas. Beyond this general representation, ProSource agrees that it will use its best effort to complete and fill orders on a 10 day basis after such order is placed by Kinship. Unless otherwise agreed between the parties, all orders will be paid by wire transfer or other agreed upon funds, F.O.B. at the time of delivery or shipment to Kinship. In the event that any order placed by Kinship is not filled within 21


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days of such  order  being  placed  and  upon  tender  or proof  of  tender  for consideration to pay for such order by Kinship, then Kinship may contract for the production of the software package for the LARM 2 and AAA including software production, manual, and advertising materials from a third party vendor or vendors. The third party vendor may be designated by ProSource if capable of completing the order, otherwise Kinship shall select a suitable third party production company and ProSource agrees to provide the base software technology, manuals, advertising materials packaging and other components for the software package as necessary for replication and duplication by the third party vendor. ProSource may require the pre-commitment in writing of a standard and typical non-disclosure, non-competition agreement from any third party source selected by Kinship. Kinship shall pay all third party costs of production and may, thereafter, sell the product subject to this Agreement for the standard and customary commercial market price as previously marketed by ProSource at the time of the production default by ProSource, or any subsequently posted prevailing market prices of the products by ProSource as actually employed by ProSource. Any third party marketing rights will continue through the completion of any order placed by Kinship and any renewal of such orders until such time as ProSource gives 30 days prior written notice of its ability to resume meeting the sales orders placed by Kinship. No resumption by ProSource shall, however, require Kinship to cancel any third party order which it may have placed under the provisions of this paragraph and which cannot be canceled without penalty.

 9.0 Warranties. ProSource will continue to provide ongoing service on all software sold by Kinship and will extend and honor its standard ninety day money back guarantee on all sales effected by Kinship.

10.0 Subagents. Kinship shall be entitled to employ any subagents or other distribution parties in completing the sale and distribution of the products within the geographic area. It shall be the responsibility, duty and obligation of Kinship to insure that any subagent employed conforms to all terms and provisions of this Agreement, including any implied covenants and warranties to market in a responsible and professional manner, and strictly within the terms and provisions of this Agreement, including any provisions on non-disclosure and non-competition.

11.0 Non-Disclosure and Non-Competition. Both parties agree and stipulate that during the course of this Agreement they may have occasion to learn about or employ proprietary software, trade secrets, or other proprietary technical or business information belonging to the other party. In this regard each party covenants and agrees with the other party not to competitively use any information, products, technology or proprietary information of the other party in any competitive manner. Each party agrees to act with the utmost good faith not to disclose directly or indirectly, or employ any person acting under their direction, authority or control to disclose or employ the technology or proprietary information as obtained from the other party in any manner which would be competitive or would result in potential economic loss or detriment to the other party and not as otherwise provided for under this Agreement. Specifically, and not in limitation of the foregoing general representations, each party agrees not to maintain beyond the term of this Agreement any software that belongs or was licensed under this Agreement from the other party, but to return all such information without copy at the conclusion of this Agreement. The covenants of this paragraph shall continue beyond the term of this Agreement.




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



12.0     Representations and Warranties of ProSource.

         12.1     ProSource represents that it is a Utah Proprietorship.

         12.2 ProSource represents that it is not a party to any agreement, arrangement or course of dealing which would prevent it from entering into and fully discharging this Agreement.

         12.3 ProSource represents that its undersigned principal is fully and duly authorized to execute this Agreement.

         12.4 ProSource represents that it is not a party to any criminal, civil or administrative action which would in anyway interfere with its right to fully preform under this Agreement, or cause any impairment in the availability of its services or products subject to this Agreement.

13.0     Representations of Kinship.

         13.1 Kinship represents that it is a Utah corporation in good standing.

         13.2 Kinship represents that it is not a party to any agreement, arrangement or cause of dealing which would prevent it from entering into and fully discharging this Agreement.

         13.3 Kinship represents that it is not a party to an criminal, civil or administrative action which would in anyway interfere with its ability to fully perform under this Agreement.

         13.4 The undersigned officer of Kinship has been duly and fully authorized to execute this Agreement pursuant to resolution of its Board of Directors.

14.0 Termination. Both parties agree that this Agreement may only be terminated for material cause. Material cause may include a material default of performance by either party, bankruptcy, insolvency or a determination of illegally of any action arising under this Agreement. Any party asserting a material breach under this paragraph shall give to the other party not less than twenty (20) days prior written notice of such default and allow the other party a right to fully cure such default within such time as may be possible.

15.0     Miscellaneous.

         15.1 This Agreement shall be binding upon or inure to the benefit of any assign or successor in interest of either party hereto.

         15.2 The nature and rights of this Agreement being personal, this Agreement shall not be assignable without the prior written consent of the other party, which consent shall not be unreasonably withheld as to any successor party of equal competence to perform and financial status who is willing to assume this Agreement in writing.

         15.3 This Agreement shall be applied and construed in accordance with Utah law.


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


         15.4 Should any term or position of this Agreement be found void or voidable, the balance shall be given reasonable application and applied so far as possible.

         15.5 This Agreement shall be given reasonable application as to any ambiguity over any term, or mistake of grammar, syntax, spelling, gender or usage and shall be applied and construed to implement the intent of the parties so far as possible.

         15.6 Should any action at law or equity be necessary to enforce any term or provision of this Agreement, the prevailing party shall be entitled to reasonable attorney fees and costs of Court and any damages incurred shall bear interest at the rate of 12% per annum from the date of loss.

         15.7     Time is of the essence of this Agreement.

         15.8 The Recitals shall be interpreted as a necessary term and provision of this Agreement.

         15.9 Any notice or process which may or must be given or served under this Agreement may be given at the address first appearing above for the parties; provided that, should either party change its service address it shall provide the other party a written notice of change of address and attach onto this Agreement a certification of such change.


Dated the day and date first upon written.


Kinship Systems, Inc.                    ProSource Software

   /s/Terry Deru                            By:  /s/Johanna Salter
   ----------------                              -----------------
     Terry Deru                                  Johanna Salter
     Its President                               Its Owner


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